Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-104628) and on Form S-8 (No. 333-65376) of Accenture Ltd of our report dated October 11, 2001, except as to Note 19 which is as of February 7, 2003, relating to the consolidated financial statements of Accenture Ltd, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 14, 2003